MagneGas Selected to Present at CleanEquity® Monaco 2018

MagneGas Corporation (NASDAQ: MNGA), a leading clean technology Company in the renewable resources and environmental solutions industries, today announced that it will present at CleanEquity® Monaco 2018 on 8th & 9th March at the Fairmont Monte Carlo.

CleanEquity® is an annual invitation-only event hosted by Innovator Capital, the London based specialist investment bank. The conference provides an intimate and collegiate setting for inventors and entrepreneurs to share their stories with delegates - key decision makers looking to assist them with reaching their commercial and strategic goals.

Other partners and sponsors include Prince Albert II of Monaco’s Foundation, AgTech Accelerator, Covington & Burling, Cision, Cranfield University, Hobbs & Towne, the Monaco Economic Board and Parkview.

MagneGas has been identified by an expert panel as one of the world’s most innovative sustainable technology companies and has been selected to present to selected sovereign, corporate, family and professional investors & acquires, policy makers, end users and international trade media.

About MagneGas Corporation

MagneGas® Corporation (NASDAQ:MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

Investor Relations Contact:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

About Innovator Capital

Innovator Capital, established in 2003, is a specialist investment bank advising emerging technology companies on corporate finance, mergers and acquisitions. Its expertise includes intellectual property and multi-national strategic partnering.